Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
iPass Inc.:

We consent to the use of our report dated March 15, 2010, with respect to the consolidated balance sheets of iPass Inc. and subsidiaries as of
December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

Our report dated March 15, 2010 on the consolidated financial statements contains an explanatory paragraph which refers to changes in the accounting for tax uncertainties in fiscal 2007, resulting from the adoption of a new accounting pronouncement.

/s/ KPMG LLP
Mountain View, California
March 24, 2010